Exhibit 99.1

TRADING SYMBOLS:
In the U. S.: NYSE MKT: HTM and in Canada: TSX: GTH	January 22, 2013

U.S. GEOTHERMAL PROVIDES 2012 REVIEW AND MILESTONES FOR 2013
POWER PLANTS CURRENTLY DELIVERING NEARLY 50 MWs NET

Boise, Idaho – January 22, 2013 (NYSE MKT: HTM, TSX: GTH) U.S. Geothermal Inc., a leading renewable energy company focused on the development, production and sale of electricity from geothermal energy, is pleased to provide this 2012 review and planned milestones moving forward thru 2013. During 2012, the Company’s management and operating teams were focused on improving operations at Raft River, Idaho and advancing both the San Emidio, Nevada and Neal Hot Springs, Oregon projects into commercial operations. Commercial operations were successfully achieved at San Emidio in May 2012 and at Neal Hot Springs in November 2012.

Both development projects experienced construction delays due to the innovative use of existing technology in a novel configuration. These innovations have successfully produced the geothermal power industry’s first commercial, supercritical organic rankine cycle binary power plant using R134a as a motive fluid. R134a is a non flammable, non toxic compound used in the power cycle. The two projects have successfully moved non-commercial, significantly enhanced technology to commercial viability and are now generating electricity. The performance tests of the innovative plants showed that they produce significantly more electrical power than originally forecast. Due primarily to the colder winter temperatures, current total output of net base load power to our customers recently was 49 MW with San Emidio at 9.4 MW, Neal Hot Springs at 29.7 MW and Raft River at 9.9 MW.

Daniel Kunz, CEO and Director said, “With one of the best development and operating teams in the business, we overcame a number of bureaucratic, capital market, and technical obstacles to successfully achieve our goals for 2012. In addition to achieving sustainable cash flows, revenues and earnings from the three operating power projects, we have ambitious technical and development goals for 2013.”

2012 Notable Achievements:

Approval of a 19.9 Megawatt power purchase agreement (“PPA”) for San Emidio
Successful completion of well and pump repairs at Raft River
Mechanical completion of module 1 at Neal Hot Springs
Strategic investment by Lincoln Park Capital
Achieved commercial operations at San Emidio
Mechanical completion of module 2 at Neal Hot Springs
Signed a binding 50 MW Memorandum of Understanding for 15 year PPA for El Ceibillo, Guatemala
Increased power output rating from 8.6MW to 9.0MW at San Emidio
$10.7 Million Cash Grant received at San Emidio, $1.0 million pending
Achieved commercial operations at Neal Hot Springs
Strategic institutional investors buy $4.37 million stake

Operating and Development Goals for 2013:

Close long term financing for takeout construction loan for San Emidio
Expand San Emidio to 10 MW net output with transmission upgrade and existing higher temperature well
Close construction loan for Neal Hot Springs
Apply for and receive the 30% ITC cash grant at Neal Hot Springs
Complete the sale of and receive $7.4 million Oregon tax credit at Neal Hot Springs
Receive $1.0 million remaining ITC cash grant at San Emidio
Complete equity calculations for Enbridge at Neal Hot Springs
Evaluate installation of solar power for parasitic load at Neal Hot Springs
Receive 10% ITC cash grant for well improvements at Raft River
Drill production wells to complete exploration grant at San Emidio
Make a go or no go construction decision for second unit at San Emidio
Complete PPA for El Ceibillo
Close equity partner arrangement for El Ceibillo
Receive environmental permits for El Ceibillo
Complete geophysical surveys and reservoir confirmation drilling for El Ceibillo

Please visit our Website at: http://www.usgeothermal.com

About U.S. Geothermal:

U.S. Geothermal Inc. is a leading renewable energy company focused on the development, production and sale of electricity from geothermal energy and is operating geothermal power projects at Raft River, Idaho, San Emidio, Nevada and Neal Hot Springs, Oregon. The company is developing El Ceibillo, an advanced stage steam geothermal prospect located within a 24,710 acre (100sq km) energy rights concession area located 8.5 miles (14 km) from Guatemala City, the largest city in Central America.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:
Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the ability to complete the offering and the use of proceeds of the anticipated offering. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE MKT and the Toronto Stock Exchange do not accept responsibility for the adequacy of this release.